EXHIBIT 99.1


                 MICHAEL D. CAPELLAS NAMED CHAIRMAN AND CEO OF
                                WORLDCOM, INC.

                       Pledges "Commitment to Integrity"

New York -- November 15, 2002 - WorldCom, Inc. (WCOEQ) today announced that it has named Michael D. Capellas as Chairman and CEO. Mr. Capellas is the former president of Hewlett-Packard Company. Prior to HP, he was Chairman and CEO of Compaq Computer Corporation.

"I took this job because I am convinced that WorldCom has the assets, the customers and the people to regain a leadership role in this industry," he said. "In order to do this, we must first regain trust and win respect. Accordingly, together we will rebuild WorldCom into a model of good corporate governance and management integrity."

"Today we are launching a new company, one that will reclaim the strengths of its past and focus on a promising future," Mr. Capellas said.

"I remember when this company was founded with a vision of convergence of computers and the Internet. WorldCom has always been on the forefront of this trend and will continue to lead it," he said. "I have spoken to many groups - creditors, managers, and board members - and it is everyone's desire to see this company succeed. WorldCom is made up of 60,000 hard-working men and women of high integrity, dedicated to quality of service and innovation. It is a company with great brands and a diverse and first rate customer base, and a company that plays a central role in our nation's communications industry."

Mr. Capellas said he also was encouraged by the company's stabilized financial position, including more than $1.4 billion in cash, as well as the steps that current management has taken to ensure the improper conduct that occurred in the past cannot happen at the company in the future.

Those steps include the appointment of a new CEO and CFO, a restructuring of the accounting department and accounting functions, doubling the internal audit staff with that function reporting directly to the audit committee of the board, the establishment of a corporate ethics office, and the establishment of a zero-tolerance policy for any actions that do not meet the highest standards of integrity.

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John Sidgmore, who led WorldCom's search for a new CEO, said Mr. Capellas was the company's top candidate.

"Michael Capellas is an executive of great accomplishment, integrity and talent, who brings both seasoned experience and a fresh perspective," Mr. Sidgmore said. "His acceptance of our offer confirms our optimism about the future of our company. We are very excited about the opportunities his leadership will bring. We are confident that he will be able to capitalize on its strengths and maximize its growth."

Irwin Gold, senior managing director and co-head of the restructuring group of Houlihan Lokey, financial advisors to the Official Committee of Creditors noted, "The creditors committee fully supports and endorses the appointment of Michael Capellas to lead WorldCom. We are optimistic that the skills he brings will add significant value to the company and its customers."

Terms of Mr. Capellas's compensation are subject to court approval, which the company expects to seek as early as today.

"I see this as a great opportunity," Mr. Capellas concluded. "I look forward to hitting the ground running."

About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers. For more information, go to http://www.worldcom.com.


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